FOR IMMEDIATE RELEASE

Company Contact:	Investors and Media:
Questcor Pharmaceuticals, Inc.	Investor Relations
Charles J. Casamento	510/400-0706
Chairman, President & CEO
Timothy E. Morris, CFO
510/400-0700

QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR
THE QUARTER ENDED SEPTEMBER 30, 2003

Improved net product sales over the second quarter of 2003

Union City, CA – October 21, 2003 — Questcor Pharmaceuticals, Inc. (AMEX:QSC), a specialty pharmaceutical company, announced today financial results for the quarter ended September 30, 2003. Questcor is a specialty pharmaceutical company that acquires, develops, markets and sells brand name prescription drugs through a U.S. direct sales force and overseas distributors.

2003 Third Quarter Accomplishments

The quarter ended September 30, 2003 was marked by a number of achievements by Questcor. Some of the major accomplishments included:

•	Improved net product sales by 37% over the second quarter of 2003, which exceeded our stated goal of a 20% increase over the second quarter of 2003

•	Increased net product sales by 5% over the comparable quarter of 2002

•	Initiated shipment of Nascobal Gel for B-12 deficiency in July 2003

•	Received approval for expanded indications for Nascobal in August 2003

•	Launched national sales campaign for Nascobal at the end of September 2003

Quarter Ended September 30, 2003, Financial Results

Total revenues for the quarter ended September 30, 2003 were $3,967,000, an increase of $119,000, or 3%, from $3,848,000 for the quarter ended September 30, 2002. Net product sales were $3,943,000, the highest ever reported for Questcor. This represents an increase of $171,000, or 5%, from $3,772,000 for the quarter ended September 30, 2002. Nascobal sales commenced in July 2003, which contributed to the increase in third quarter net product sales. The net product sales for the third quarter of 2002 included the impact of advance buying upon notification of Questcor’s price increase for Ethamolin and Acthar that went into effect June 24, 2002. From the date of the notification of the price increase through the effective date of the price increase, Questcor received $3,231,000 of Acthar and Ethamolin orders of which $2,454,000 were filled in July 2002.

“We are very pleased with our third quarter results. We exceeded our stated goal of 20% growth in net product sales quarter upon quarter,” commented Charles J. Casamento, Chairman, President, and CEO of Questcor. “The key revenue drivers in the third quarter were the initiation of Nascobal shipments and the increase in Acthar net product sales over the second quarter of 2003.”

For the quarter ended September 30, 2003, Questcor incurred a net loss of $576,000 as compared to a net loss of $995,000 for the quarter ended September 30, 2002, a decrease of $419,000, or 42%. Net loss applicable to common stockholders was $776,000 for the quarter ended September 30, 2003, which included Series B Preferred Stock dividends of $200,000. As there were no dividends in the third quarter of 2002, net loss applicable to common stockholders was the same as net loss for the quarter ended September 30, 2002.

Nine Months Ended September 30, 2003, Financial Results

For the nine months ended September 30, 2003, net product sales were $9,185,000, a decrease of $1,700,000 or 16%, from $10,885,000 for the nine months ended September 30, 2002. The decrease in net product sales for the first nine months of 2003 as compared to the first nine months of 2002, can be partially attributed to the limitation of shipments of short-dated product during the first quarter of 2003 and to the replacement of previously expired product at no cost to the customer in accordance with Questcor’s exchange policy, offset in part by Nascobal net product sales which commenced in July 2003. The net product sales for the nine months ended September 30, 2002 included the impact of advance buying that occurred in the second quarter of 2002 described above. In addition, during the nine months ended September 30, 2002, Questcor shipped backorders outstanding at December 31, 2001 amounting to $334,000 for Acthar and $408,000 for Ethamolin.

For the nine months ended September 30, 2003, Questcor incurred a net loss of $4,115,000 as compared to a net loss of $2,430,000 for the nine months ended September 30, 2002, an increase of $1,685,000. Net loss applicable to common stockholders was $6,076,000 for the nine months ended September 30, 2003, which included the impact of a non-cash deemed dividend of $1,394,000 related to the beneficial conversion feature on Questcor’s Series B Preferred Stock and Series B Preferred Stock dividends of $567,000. As there were no dividends in the nine months ending September 30, 2002, net loss applicable to common stockholders was the same as net loss for the nine months ended September 30, 2002.

Outlook for the remainder of 2003

Questcor began shipping Nascobal with the Questcor label in the third quarter of 2003. Due to inventories of Nastech labeled merchandise in the wholesale trade channel prior to the close of the acquisition, Questcor expects revenues of Nascobal to continue to gradually increase in the fourth quarter while existing inventories of Nastech labeled merchandise are depleted. Questcor believes that Nascobal net product sales have still not reached their full potential.

“We are excited by the opportunity of Nascobal, and we continue to see positive results from our campaign for Acthar,” commented Mr. Casamento. “In addition, we are pleased with the results of the operational changes we have made to date, as reflected by the increase in revenues and the stabilization of our selling, general and administrative and research and development expenses quarter to quarter for the first three quarters of 2003.”

Third quarter ended September 30, 2003 Conference Call

Questcor will be hosting a conference call to discuss these results on Tuesday, October 21, 2003 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 3116415. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.

This call is being webcast by CCBN and can be accessed at Questcor’s website at www.questcor.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A telephonic replay of this call will be available from 12:00 p.m. Eastern Time on Tuesday, October 21, 2003 through 11:59 p.m., Eastern Time on Sunday, October 26, 2003. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use conference ID number 3116415.

About Questcor
Questcor Pharmaceuticals, Inc. is a specialty pharmaceutical company that acquires, develops, markets and sells brand name prescription drugs through a U.S. direct sales force and overseas distributors. Questcor currently markets five products in the U.S.: HP Acthar® Gel, an injectable drug that is commonly used in treating patients with infantile spasm and is approved for the treatment of certain central nervous system disorders with an inflammatory component including the treatment of flares associated with Multiple Sclerosis; Nascobal®, a nasal gel formulation of Cyanocobalamin USP (Vitamin B-12), that is approved for patients with severe deficiencies of Vitamin B-12 caused by MS and Crohn’s Disease; Ethamolin®, an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; Glofil®-125, which is an injectable agent that assesses how well the kidney is working by measuring glomerular filtration rate, or kidney function; and VSL#3™, a patented probiotic marketed as a dietary supplement, to promote normal gastrointestinal (GI) function. As part of a strategy to develop its products globally, Questcor has entered into several contractual relationships with public and private companies including: Ahn-Gook Pharmaceuticals of Korea; Aventis Pharmaceuticals Inc. of Bridgewater, NJ; Beacon Pharmaceuticals, Ltd. of Tunbridge Wells, Kent, United Kingdom; Dainippon Pharmaceutical Co. Ltd., of Osaka, Japan; Nastech Pharmaceutical Company Inc. of Bothell, WA; Orphan Australia of Melbourne, Australia and VSL Pharmaceuticals of Ft. Lauderdale, FL.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast the demand for each of its products, the gross margins achieved from the sale of those products, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s need for additional funding, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s report on Form 10-K for the calendar year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table to follow on next page.

Questcor Pharmaceuticals, Inc.
Selected Consolidated Balance Sheet Information
(In thousands)

	September 30,
	2003	December 31,
	(unaudited)	2002 (1)

Cash, cash equivalents and short-term investments	$4,821	$7,506
Working capital	3,703	7,018
Total assets	24,603	12,766
Long-term debt (including $4 million face value convertible debentures, net of deemed discount)	3,279	2,908
Preferred stock	5,081	5,081
Stockholders’ equity	10,377	496

(1)	Derived from audited financial statements

Questcor Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Revenues:
Net product sales	$3,943	$3,772	$9,185	$10,885
Grant and royalty revenue	24	26	58	158
Technology revenue	—	—	250	250
Services revenue from a related party	—	50	—	150

Total revenues	3,967	3,848	9,493	11,443

Operating costs and expenses:
Cost of product sales	796	881	2,620	2,243
Selling, general and administrative	2,630	2,892	7,950	8,666
Research and development	590	582	1,912	1,692
Depreciation and amortization	441	262	822	921

Total operating costs and expenses	4,457	4,617	13,304	13,522

Loss from operations	(490)	(769)	(3,811)	(2,079)
Non-cash amortization of deemed discount on convertible debentures	(130)	(130)	(391)	(305)
Interest income (expense), net	(18)	(11)	(32)	3
Other income (expense), net	5	(151)	(75)	(261)
Rental income, net	57	66	194	212

Net loss	(576)	(995)	(4,115)	(2,430)
Non-cash deemed dividend related to beneficial conversion feature of Series B Preferred Stock	—	—	1,394	—
Dividends on Series B Preferred Stock	200	—	567	—

Net loss applicable to common stockholders	$(776)	$(995)	$(6,076)	$(2,430)

Weighted average shares of common stock outstanding	44,275	38,632	40,987	38,317

Basic and diluted net loss per common share applicable to common stockholders	$(0.02)	$(0.03)	$(0.15)	$(0.06)